Exhibit 99.2

Comparison Between AMC Preferred Equity Units and Common Stock Common Stock AMC Preferred Equity Units Convertibility N/A Only upon stockholder approval one (1) AMC Preferred Equity Unit converts into one (1) share of common stock. Stock Exchange The common stock is listed on the NYSE Application has been made to list the AMC Preferred Equity Units on the NYSE. Ticker Symbol “AMC” “APE” Voting for Election of Directors One (1) vote per share. AMC Preferred Equity Units and common stock will vote together. One (1) vote per AMC Preferred Equity Unit. AMC Preferred Equity Units and common stock will vote together. Voting for Other Corporate Matters Generally One (1) vote per share. AMC Preferred Equity Units and common stock will vote together, unless Delaware law requires that they vote separately. One (1) vote per AMC Preferred Equity Unit. AMC Preferred Equity Units and common stock will vote together, unless Delaware law requires that they vote separately. Reorganization Event (i.e. Consolidation, Merger, Sale, Reclassification, etc.) Common stock to receive cash or other securities according to the agreement governing the Reorganization Event AMC Preferred Equity Units will automatically convert into the types and amounts of securities, cash and other property that a holder of common stock receives Voting to Increase Authorized Shares of Common Stock One (1) vote per share. One (1) vote per AMC Preferred Equity Unit. Dividends Should AMC institute a dividend in the future, each AMC Preferred Equity Unit and each share of common stock participate equally in any dividend. Should AMC institute a dividend in the future, each AMC Preferred Equity Unit and each share of common stock participate equally in any dividend. Liquidation Preference The right of a holder of common stock to receive a recovery would be subordinate to the rights of the AMC Preferred Equity Units to the extent of the liquidation amount of the AMC Preferred Equity Units ($0.0001). A holder of AMC Preferred Equity Units will be entitled to the greater of (i) the liquidation preference of $0.0001 per AMC Preferred Equity Unit plus any declared but unpaid dividends on the AMC Preferred Equity Units and (ii) the amount a holder of AMC Preferred Equity Units would have received had the AMC Preferred Equity Units been converted to common stock immediately prior to the liquidation. 5